Exhibit 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

Wallingford, CT 06492

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Craig A. Lampo
Senior Vice President and
Chief Financial Officer
203-265-8625
www.amphenol.com

FOURTH QUARTER 2018 RECORD RESULTS

REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut.  January 23, 2019.  Amphenol Corporation (NYSE: APH) reported today GAAP Diluted Earnings Per Share (“EPS”) for the fourth quarter 2018 of $1.09 compared to a GAAP diluted loss per share of $0.34 for the comparable 2017 period.  GAAP Diluted EPS for the fourth quarter 2018 includes (i) a benefit of approximately $15 million ($0.04 per share) as a result of the finalization of the provisional income tax charge recorded in the fourth quarter 2017 related to the enactment of the U.S. Tax Cuts and Jobs Act (the “Tax Act”) and (ii) an excess tax benefit of approximately $6 million ($0.02 per share) related to stock options exercised, partially offset by (iii) acquisition-related transaction costs of approximately $9.0 million ($0.02 per share).  Fourth quarter 2017 GAAP diluted loss per share included (i) an estimated provisional income tax charge of approximately $400 million ($1.26 per share) related to the enactment of the Tax Act and (ii) the dilutive share impact due to the reported net loss for the quarter ($0.01 per share) partially offset by (iii) the excess tax benefit of approximately $21 million ($0.07 per share) related to stock options exercised during the quarter.  Excluding the effect of these items, Adjusted Diluted EPS1 for the fourth quarter 2018 was a record $1.05 compared to $0.86 for the fourth quarter of 2017.

Sales for the fourth quarter 2018 were a record $2.225 billion compared to $1.944 billion for the comparable 2017 period. Currency translation had the effect of decreasing sales by approximately $28 million in the fourth quarter 2018 compared to the 2017 period.

For the year ended December 31, 2018, GAAP Diluted EPS was $3.85 compared to $2.06 for the full year 2017.  GAAP Diluted EPS for the year ended December 31, 2018, includes (i) the previously mentioned benefit as a result of the finalization of the provisional income tax charge related to the Tax Act and (ii) an excess tax benefit of approximately $20 million ($0.06 per share) related to stock options exercised during such period, partially offset by (iii) the previously mentioned acquisition-related transaction costs.  Full year 2017 GAAP Diluted EPS included the Tax Act charge and related dilutive share impact mentioned above, plus a charge for acquisition-related transaction costs of approximately $4 million ($0.01 per share) partially offset by an excess tax benefit of approximately $67 million ($0.21 per share) related to stock options exercised during the period.  Excluding the effect of these items, Adjusted Diluted EPS for the year ended December 31, 2018 was a record $3.77 compared to $3.12 for the full year 2017.

Sales for the year ended December 31, 2018 were a record $8.202 billion compared to $7.011 billion for the full year 2017.  Currency translation had the effect of increasing sales by approximately $60 million for the full year 2018 compared to 2017.

Amphenol President and Chief Executive Officer, R. Adam Norwitt, stated, “We are pleased to have achieved new records in sales, Adjusted Operating Margin and Adjusted Diluted EPS for the full year 2018.  These record results were supported by a strong fourth quarter 2018, with sales well above the high end of our guidance due primarily to incremental strength in sales of products into the mobile devices market.  Sales in the fourth quarter 2018 increased 14% from prior year, reflecting strong organic growth across most of the Company’s diversified end markets, including mobile devices, military, IT and datacom, mobile networks, commercial air and broadband.  For the full year 2018, sales grew by a strong 17% in U.S. dollars, with superior organic growth in nearly every market we serve.”

“We are also very proud of the Company’s record levels of profitability in the fourth quarter and full year 2018.  Compared to 2017, Adjusted Diluted EPS grew 22% and 21% for the quarter and full year, respectively, and we achieved record adjusted operating margins of 21.0% and 20.7% for those same periods.  Operating cash flow in the quarter and full year 2018 was a strong $378 million and $1.113 billion, respectively.  The Company’s full year operating cash flow was particularly strong considering the $81 million payment made in the first quarter 2018 to fully fund our U.S. defined benefit pension plans, as well as the Company’s higher than normal tax-related payments during 2018 resulting from the Tax Act.  Our strong operating cash flow generation is a clear confirmation of the quality of the Company’s earnings.”

“The Company continues to pursue a balanced yet flexible approach to deploying our financial strength in order to increase shareholder value.  Consistent with this strategy, in January 2019, the Company completed the previously announced acquisition of SSI Controls Technologies (“SSI”).  Based in Janesville, Wisconsin, SSI is a leading designer and manufacturer of sensors and sensing solutions for the global automotive and industrial markets with annual sales of approximately $180 million.  We are excited by the long-term potential that this acquisition creates for Amphenol as we continue to expand the breadth of our sensor offering while also building on our already strong position in the global automotive and industrial markets.  Also consistent with our balanced approach to capital deployment, the Company repurchased approximately three million shares during the fourth quarter of 2018, bringing total share repurchases in 2018 to approximately 11 million shares.”

“We are pleased by the Company’s excellent performance in 2018, which reflects the benefits of our deep commitment to developing enabling technologies for customers across all of our end markets, our ongoing strategy of market and geographic diversification, as well as the Company’s successful acquisition program.  Most importantly, these results are a clear reflection of the Amphenol team’s outstanding execution in 2018.”

“Looking ahead, there is a heightened level of uncertainty in the global economy, in particular related to trade policy.  Considering this environment, together with our expectation for a higher than typical seasonal reduction in the mobile devices market related to the incremental sales we experienced in the fourth quarter of 2018, and assuming current currency exchange rates, we expect first quarter 2019 sales to be in the range of $1.898 billion to $1.938 billion and Adjusted Diluted EPS in the range of $0.86 to $0.88.  For the full year 2019, we expect sales in the range of $8.190 billion to $8.350 billion, flat to an increase of 2% over 2018, and Adjusted Diluted EPS to be in the range of $3.88 to $3.96, an increase of 3% to 5% over 2018.”

“We are encouraged by the platform of strength created by the Company’s strong performance in 2018.  The electronics revolution continues to create exciting new growth opportunities for Amphenol across each of our diversified end markets, with customers driving their products and networks to achieve ever higher levels of performance.  This continues to create increased demand for our expanded range of high technology interconnect, sensor and antenna products.  Our ongoing actions to leverage our competitive advantages and create sustained financial strength, as well as our initiatives to expand our high technology product offerings, both organically and through our successful acquisition program, have created an excellent base for future performance.  I am confident in the ability of our outstanding, entrepreneurial management team to dynamically adjust to the always changing environment, to continue to generate strong profitability and to further capitalize on the many opportunities to expand our market position.”

The Company will host a conference call to discuss its fourth quarter results at 1:00 PM (EST) Wednesday, January 23, 2019.  The toll-free dial-in number to participate in this call is 888-455-0949; International dial-in number is +1-773-799-3973; Passcode:  LAMPO.  There will be a replay available until 11:59 PM (EST) on Saturday, February 23, 2019.  The replay numbers are toll free 800-489-7545; International toll number is +1-203-369-3806; Passcode: 7183.

A live broadcast as well as a replay can be accessed through the Investor Relations section of the company’s website at https://investors.amphenol.com.

Amphenol Corporation is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors, interconnect systems, antennas, sensors and sensor-based products and coaxial and high-speed specialty cable.  Amphenol designs, manufactures and assembles its products at facilities in the Americas, Europe, Asia, Australia and Africa and sells its products through its own global sales force, independent representatives and a global network of electronics distributors.  Amphenol has a diversified presence as a leader in high growth areas of the interconnect market including: Automotive, Broadband Communications, Commercial Aerospace, Industrial, Information Technology and Data Communications, Military, Mobile Devices and Mobile Networks.

Forward-Looking Statements

This press release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future, not past, events and are subject to risks and uncertainties. The forward-looking statements, which address the Company’s expected business and financial performance and financial condition, among other matters, may contain words such as: “anticipate,” “could,” “continue,” “expect,” “estimate,” “forecast,” “ongoing,” “project,” “seek,” “predict,” “target,” “will,” “intend,” “plan,” “optimistic,” “potential,” “guidance,” “may,” “should,”  or “would” and other words and terms of similar meaning.  Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about expected earnings, revenues, growth, liquidity or other financial matters.  Although the Company believes the expectations reflected in such forward-looking statements, including regarding the first quarter and full year 2019 sales expectations and Adjusted Diluted EPS expectations, are based upon reasonable assumptions, the expectations may not be attained or there may be material deviation.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

Factors that could cause actual results to differ materially from these forward-looking statements, include, but are not limited to, the following:  the Company’s dependence on sales to the communications industry, in which markets are dominated by large manufacturers and operators who regularly exert significant pressure on suppliers such as the Company; the Company’s dependence on sales to the military market, including the impact of reductions or changes in the defense budgets of U.S. and foreign governments; the Company’s ability to compete successfully on the basis of technology innovation, product quality, price, customer service and delivery time; the Company’s ability to continue to conceive, design, source and market new products, as well as market acceptance of the Company’s existing and future product lines, for continued revenue growth; the Company’s ability to access the capital markets on favorable terms, including as a result of significant deterioration of general economic or capital market conditions, or as a result of a downgrade in the Company’s credit rating; changes in exchange rates of the various currencies in which the Company conducts business, including possible currency devaluations; changes in interest rates which could impact existing or future issuances of debt; changes in tax laws, regulations and guidance, including related interpretations, in the United States and foreign jurisdictions, such as the Tax Act; political, economic, military and other risks in countries outside of the United States, including political, economic, financial or other instability, intergovernmental conflicts or actions, strikes or natural disasters; the impact of general economic conditions, geopolitical conditions and U.S. trade policies, legislation, treaties and tariffs, including those affecting China, on the Company’s business operations; difficulties and unanticipated expenses in connection with purchasing and integrating newly acquired businesses as part of the Company’s growth strategy, including the potential for the impairment of goodwill; the Company’s ability to obtain a consistent supply of materials, at stable pricing levels, used in the Company’s manufacturing processes, including aluminum, steel, copper, titanium, metal alloys, gold, silver, certain rare earth metals and plastic resins; litigation or environmental matters including changes to laws and regulations that the Company may be subject to; and cybersecurity threats or incidents that could arise.

A further description of these uncertainties and other risks can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, Quarterly Reports on Form 10-Q and the Company’s other reports filed with the Securities and Exchange Commission.  These or other uncertainties may cause the Company’s actual future results to be materially different than those expressed in any forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statements.

Non-GAAP Financial Measures

The financial statements included within this press release are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  This press release also contains certain non-GAAP financial information, including Adjusted Operating Income, Adjusted Operating Margin, Adjusted Net Income attributable to Amphenol Corporation, Adjusted Effective Tax Rate and Adjusted Diluted EPS (collectively, “non-GAAP financial measures”), which are intended to supplement the reported GAAP results.  Management utilizes these non-GAAP financial measures as part of its internal reviews for purposes of monitoring, evaluating and forecasting the Company’s financial performance, communicating operating results to the Company’s Board of Directors and assessing related employee compensation measures.  Management believes that such non-GAAP financial measures may be helpful to investors in assessing the Company’s overall financial performance, trends and period-over-period comparative results.  Non-GAAP financial measures discussed within this press release exclude income and expenses that are not directly related to the Company’s operating performance during the periods presented.  Items excluded in the presentation of the non-GAAP financial measures in any period may consist of, without limitation, acquisition-related expenses, refinancing-related costs and certain discrete tax items including but not limited to the excess tax benefits related to stock-based compensation as well as the provisional income tax charge recorded in 2017 related to the Tax Act and the subsequent adjustment recorded in the fourth quarter of 2018 related to this charge.   Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are included at the end of this press release.   However, such non-GAAP financial measures should not be considered in isolation, as a substitute for or superior to the related GAAP financial measures.  In addition, these non-GAAP financial measures are not necessarily the same or comparable to similar measures presented by other companies, as such measures may be calculated differently or may exclude different items.  The non-GAAP financial measures are defined within the “Supplemental Financial Information” table at the end of this press release and should be read in conjunction with the Company’s financial statements presented in accordance with GAAP.

1   All referenced non-GAAP financial measures are defined in the tables at the end of this press release.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(dollars and shares in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net sales	$2,224.7	$1,943.9	$8,202.0	$7,011.3

Cost of sales	1,509.7	1,308.5	5,547.1	4,701.4

Gross profit	715.0	635.4	2,654.9	2,309.9

Acquisition-related expenses	8.5	—	8.5	4.0

Selling, general and administrative expenses	248.9	236.0	959.5	878.3

Operating income	457.6	399.4	1,686.9	1,427.6

Interest expense	(26.4)	(25.0)	(101.7)	(92.3)
Other income, net	0.7	4.2	3.2	17.1

Income before income taxes	431.9	378.6	1,588.4	1,352.4

Provision for income taxes (1)	(90.7)	(479.0)	(371.5)	(691.7)

Net income (loss)	341.2	(100.4)	1,216.9	660.7
Less: Net income attributable to noncontrolling interests	(3.1)	(3.0)	(11.9)	(10.2)

Net income (loss) attributable to Amphenol Corporation	$338.1	$(103.4)	$1,205.0	$650.5

Net income (loss) per common share - Basic	$1.13	$(0.34)	$4.00	$2.13

Weighted average common shares outstanding - Basic	299.8	305.4	301.2	305.7

Net income (loss) per common share - Diluted (2)	$1.09	$(0.34)	$3.85	$2.06

Weighted average common shares outstanding - Diluted (3)	309.7	305.4	312.6	316.5

Dividends declared per common share	$0.23	$0.19	$0.88	$0.70

Note 1   Provision for income taxes for the three months ended December 31, 2018 includes an income tax benefit of $14.5 million ($0.04 per share) related to the 2018 final adjustment associated with the estimated income tax charge recorded in 2017 (the “Tax Act Charge”) resulting from the Tax Cuts and Jobs Act (the “Tax Act”) enacted into law in December 2017, partially offset by excess tax benefits related to stock-based compensation of $5.7 million ($0.02 per share).  Provision for income taxes for the three months ended December 31, 2017 includes a Tax Act Charge of $398.5 million ($1.26 per share), partially offset by the excess tax benefits related to stock-based compensation of $20.8 million ($0.07 per share).

Provision for income taxes for the twelve months ended December 31, 2018 and 2017 includes the respective income tax (benefit) charge related to the Tax Act noted above, as well as the excess tax benefits related to stock-based compensation of $19.8 million ($0.06 per share) and $66.6 million ($0.21 per share), respectively.

Note 2   Net income (loss) per share for the three and twelve months ended December 31, 2018 includes the income tax benefit of $14.5 million ($0.04 per share) related to the Tax Act noted above, as well as the excess tax benefits related to stock-based compensation of $5.7 million ($0.02 per share) and $19.8 million ($0.06 per share), respectively, which were partially offset by acquisition-related expenses of $8.5 million ($7.2 million after-tax or $0.02 per share) in both periods.   Net income (loss) per share for the three and twelve months ended December 31, 2017 includes the estimated Tax Act Charge noted above, partially offset by the excess tax benefits related to stock-based compensation of $20.8 million ($0.07 per share) and $66.6 million ($0.21 per share), respectively.  Net income (loss) per share for the twelve months ended December 31, 2017 also includes acquisition-related expenses of $4.0 million ($3.7 million after-tax or $0.01 per share).

Excluding these effects, Adjusted Diluted EPS, a non-GAAP financial measure which is defined and reconciled to its most comparable GAAP financial measure in this press release, was $1.05 and $0.86 for the three months ended December 31, 2018 and 2017, respectively, and $3.77 and $3.12 for the twelve months ended December 31, 2018 and 2017, respectively.

Note 3   Diluted weighted average shares used to calculate the GAAP diluted net loss per common share for the three months ended December 31, 2017 excludes the anti-dilutive effect of 12.4 million common share equivalents due to the GAAP net loss position during the period.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(dollars in millions)

	December 31,	December 31,
	2018	2017
ASSETS

Current Assets:
Cash and cash equivalents	$1,279.3	$1,719.1
Short-term investments	12.4	34.6
Total cash, cash equivalents and short-term investments	1,291.7	1,753.7
Accounts receivable, less allowance for doubtful accounts of $33.5 and $23.0, respectively	1,791.8	1,598.6
Inventories	1,233.8	1,106.9
Other current assets	254.3	196.8

Total current assets	4,571.6	4,656.0

Property, plant and equipment, less accumulated depreciation of $1,314.8 and $1,200.1, respectively	875.8	816.8
Goodwill	4,103.2	4,042.6
Intangibles, net and other long-term assets	494.3	488.5

	$10,044.9	$10,003.9

LIABILITIES & EQUITY

Current Liabilities:
Accounts payable	$890.5	$875.6
Accrued salaries, wages and employee benefits	157.2	151.6
Accrued income taxes	203.5	154.2
Accrued dividends	68.7	58.1
Other accrued expenses	367.1	338.8
Current portion of long-term debt	764.3	1.1

Total current liabilities	2,451.3	1,579.4

Long-term debt, less current portion	2,806.4	3,541.5
Accrued pension and postretirement benefit obligations	190.2	272.0
Deferred income taxes	255.6	241.2
Other long-term liabilities	277.2	326.4

Equity:
Common stock	0.3	0.3
Additional paid-in capital	1,433.2	1,249.0
Retained earnings	2,973.7	2,941.5
Accumulated other comprehensive loss	(390.2)	(201.0)

Total shareholders' equity attributable to Amphenol Corporation	4,017.0	3,989.8

Noncontrolling interests	47.2	53.6

Total equity	4,064.2	4,043.4

	$10,044.9	$10,003.9

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

(dollars in millions)

	Twelve Months Ended
	December 31,
	2018	2017
Cash from operating activities:
Net income	$1,216.9	$660.7
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	299.7	226.8
Stock-based compensation expense	55.6	49.7
Deferred income tax (benefit) provision (1)	(12.0)	186.3
Net change in components of working capital (1)	(362.4)	(158.1)
Net change in accrued pension and postretirement benefits (2)	(76.6)	5.0
Net change in other long-term assets and liabilities	(8.5)	173.8

Net cash provided by operating activities (1) (2)	1,112.7	1,144.2

Cash from investing activities:
Capital expenditures	(310.6)	(226.6)
Proceeds from disposals of property, plant and equipment	5.0	4.1
Purchases of short-term investments	(52.2)	(40.2)
Sales and maturities of short-term investments	74.9	148.0
Acquisitions, net of cash acquired	(158.9)	(265.5)

Net cash used in investing activities	(441.8)	(380.2)

Cash from financing activities:
Proceeds from issuance of senior notes, net	571.7	749.3
Repayments of long-term debt	(15.2)	(375.0)
(Repayments) borrowings under commercial paper programs, net	(544.6)	154.1
Payment of costs related to debt financing	(5.6)	(5.2)
Proceeds from exercise of stock options	130.7	184.1
Distributions to and purchases of noncontrolling interests	(18.2)	(24.4)
Purchase and retirement of treasury stock	(935.2)	(618.0)
Dividend payments	(253.7)	(205.0)

Net cash used in financing activities	(1,070.1)	(140.1)

Effect of exchange rate changes on cash and cash equivalents	(40.6)	60.6

Net change in cash and cash equivalents	(439.8)	684.5

Cash and cash equivalents balance, beginning of year	1,719.1	1,034.6

Cash and cash equivalents balance, end of year	$1,279.3	$1,719.1

Cash paid during the year for:
Interest	$94.2	$84.3
Income taxes (1)	393.2	325.2

Note 1   Income taxes paid during the twelve months ended December  31, 2018 includes payments of approximately $87 million related to the Tax Cuts and Jobs Act, including the payment of the first annual installment of the transition tax of approximately $18 million and payments for foreign withholding and other taxes of approximately $69 million related to foreign cash repatriated, which had the impact of reducing Net cash provided by operating activities by the same amounts for this period.

Note 2   Net change in accrued pension and postretirement benefits for the twelve months ended December  31, 2018 includes an $81 million payment made to fully fund the Company’s U.S. defined benefit pension plans, which had the impact of reducing Net cash provided by operating activities by the same amount for this period.

AMPHENOL CORPORATION

SEGMENT INFORMATION

(Unaudited)

(dollars in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net sales:
Interconnect Products and Assemblies	$2,122.4	$1,852.6	$7,781.9	$6,606.9
Cable Products and Solutions	102.3	91.3	420.1	404.4
Consolidated Net sales	$2,224.7	$1,943.9	$8,202.0	$7,011.3

Operating income:
Interconnect Products and Assemblies	$483.6	$414.4	$1,752.5	$1,475.2
Cable Products and Solutions	12.2	10.2	52.6	54.2
Stock-based compensation expense	(15.2)	(12.6)	(55.6)	(49.7)
Other operating expenses	(14.5)	(12.6)	(54.1)	(48.1)
Acquisition-related expenses	(8.5)	—	(8.5)	(4.0)
Consolidated Operating income	$457.6	$399.4	$1,686.9	$1,427.6

Operating margin (%):
Interconnect Products and Assemblies	22.8%	22.4%	22.5%	22.3%
Cable Products and Solutions	11.9%	11.2%	12.5%	13.4%
Stock-based compensation expense	-0.7%	-0.6%	-0.7%	-0.7%
Other operating expenses	-0.7%	-0.7%	-0.7%	-0.7%
Acquisition-related expenses	-0.4%	0.0%	-0.1%	0.0%
Consolidated Operating margin (%)	20.6%	20.5%	20.6%	20.4%

AMPHENOL CORPORATION

SUPPLEMENTAL FINANCIAL INFORMATION

RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Unaudited)

(dollars in millions, except per share data)

Management utilizes the non-GAAP financial measures defined below as part of its internal reviews for purposes of monitoring, evaluating and forecasting the Company’s financial performance, communicating operating results to the Company's Board of Directors and assessing related employee compensation measures.  Management believes that such non-GAAP financial measures may be helpful to investors in assessing the Company’s overall financial performance, trends and period-over-period comparative results.  The following non-GAAP financial measures exclude income and expenses that are not directly related to the Company's operating performance during the periods presented.  Items excluded in the presentation of these non-GAAP financial measures in any period may consist of, without limitation, acquisition-related expenses, refinancing-related costs, and certain discrete tax items including but not limited to (i) the excess tax benefits related to stock-based compensation and (ii) the provisional income tax charge recorded in 2017 related to the Tax Act and the subsequent final adjustment recorded in 2018 related to this charge.  The following non-GAAP financial information is included for supplemental purposes only and should not be considered in isolation, as a substitute for or superior to the related U.S. GAAP financial measures.  In addition, these non-GAAP financial measures are not necessarily the same or comparable to similar measures presented by other companies, as such measures may be calculated differently or may exclude different items.  Such non-GAAP financial measures should be read in conjunction with the Company’s financial statements presented in accordance with U.S. GAAP.

The following are reconciliations of non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures for the periods presented:

	Three Months Ended December 31,
	2018					2017
			Net Income (loss)					Net Income (loss)
			attributable	Effective				attributable	Effective
	Operating	Operating	to Amphenol	Tax	Diluted	Operating	Operating	to Amphenol	Tax	Diluted
	Income	Margin (1)	Corporation	Rate (1)	EPS	Income	Margin (1)	Corporation	Rate (1)	EPS
Reported (GAAP)	$457.6	20.6%	$338.1	21.0%	$1.09	$399.4	20.5%	$(103.4)	126.5%	$(0.34)
Dilutive share impact excluded due to net loss (2)	-	-	-	-	-	-	-	-	-	0.01
Acquisition-related expenses	8.5	0.4	7.2	(0.2)	0.02	-	-	-	-	-
Excess tax benefits related to stock-based compensation	-	-	(5.7)	1.3	(0.02)	-	-	(20.8)	5.5	(0.07)
Tax Act Charge (benefit)	-	-	(14.5)	3.4	(0.04)	-	-	398.5	(105.3)	1.26
Adjusted (non-GAAP) (3)	$466.1	21.0%	$325.1	25.5%	$1.05	$399.4	20.5%	$274.3	26.7%	$0.86

	Twelve Months Ended December 31,
	2018					2017
			Net Income (loss)					Net Income (loss)
			attributable	Effective				attributable	Effective
	Operating	Operating	to Amphenol	Tax	Diluted	Operating	Operating	to Amphenol	Tax	Diluted
	Income	Margin (1)	Corporation	Rate (1)	EPS	Income	Margin (1)	Corporation	Rate (1)	EPS
Reported (GAAP)	$1,686.9	20.6%	$1,205.0	23.4%	$3.85	$1,427.6	20.4%	$650.5	51.1%	$2.06
Acquisition-related expenses	8.5	0.1	7.2	-	0.02	4.0	-	3.7	-	0.01
Excess tax benefits related to stock-based compensation	-	-	(19.8)	1.2	(0.06)	-	-	(66.6)	4.9	(0.21)
Tax Act Charge (benefit)	-	-	(14.5)	0.9	(0.04)	-	-	398.5	(29.5)	1.26
Adjusted (non-GAAP) (3)	$1,695.4	20.7%	$1,177.9	25.5%	$3.77	$1,431.6	20.4%	$986.1	26.5%	$3.12

(1)

While the terms “operating margin” and “effective tax rate” are not considered U.S. GAAP financial measures, for purposes of this table, we derive the reported (GAAP) measures based on GAAP results, which serve as the basis for the reconciliation to their comparable non-GAAP financial measure.

(2)

For the three months ended December 31, 2017, diluted weighted average shares used to calculate the GAAP diluted net loss per common share excludes the anti-dilutive effect of 12.4 million common share equivalents due to the GAAP net loss position during the period.  However, the Adjusted Diluted EPS as well as the diluted EPS impact of each non-GAAP reconciling item during this period was calculated using the diluted weighted average shares outstanding of 317.8 million shares.

(3)	The definitions of non-GAAP financial measures used are as follows:

Adjusted Operating Income is defined as Operating Income (as reported in the Condensed Consolidated Statements of Income), excluding income and expenses that are not directly related to the Company's operating performance during the periods presented.

Adjusted Operating Margin is defined as Adjusted Operating Income (as defined above) expressed as a percentage of Net sales (as reported in the Condensed Consolidated Statements of Income).

Adjusted Net Income (loss) attributable to Amphenol Corporation is defined as Net Income (loss) attributable to Amphenol Corporation (as reported in the Condensed Consolidated Statements of Income), excluding income and expenses and their specific tax effects, that are not directly related to the Company's operating performance during the periods presented.

Adjusted Effective Tax Rate is defined as Provision for income taxes (as reported in the Condensed Consolidated Statements of Income) expressed as a percentage of Income before income taxes (as reported in the Condensed Consolidated Statements of Income), each excluding the income and expenses and their specific tax effects that are not directly related to the Company’s operating performance during the periods presented.

Adjusted Diluted EPS is defined as diluted earnings (loss) per share (as reported in accordance with U.S. GAAP), excluding income and expenses and their specific tax effects, that are not directly related to the Company's operating performance during the periods presented.  Adjusted Diluted EPS is calculated as Adjusted Net Income attributable to Amphenol Corporation, as defined above, divided by the weighted average outstanding diluted shares (as reported in the Condensed Consolidated Statements of Income).